ARTICLES OF AMENDMENT

DREYFUS INVESTMENT GRADE FUNDS, INC., a Maryland corporation having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:             The charter of the Corporation is hereby amended by redesignating Dreyfus Intermediate Term Income Fund as Dreyfus Premier Intermediate Term Income Fund and by redesignating the issued and unissued Investor shares and Institutional shares of Common Stock of Dreyfus Intermediate Term Income Fund as Class A Common Stock and Class I Common Stock, respectively, of Dreyfus Premier Intermediate Term Income Fund.

SECOND:        The foregoing amendments to the charter of the Corporation were approved by a majority of the entire Board of Directors; the foregoing amendments are limited to changes expressly permitted by Section 2-605 of Subtitle 6 of Title II of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

IN WITNESS WHEREOF, Dreyfus Investment Grade Funds, Inc. has caused this instrument to be signed in its name and on its behalf by its Vice President who acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation's charter are true in all material respects, and that this statement is made under the penalties of perjury.

DREYFUS INVESTMENT GRADE FUNDS, INC.

By: /s/ Jeff Prusnofsky

Jeff Prusnofsky

Vice President

WITNESS:

/s/ Robert R. Mullery

Robert R. Mullery

Assistant Secretary